Share Holding Transfer Agreement

Transferor (Party A): Xi’an Amorphous Alloy Science& Technology Co., Ltd.
Transferee (Party B): Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd.

Party A and Party B agreed through friendly negotiation regarding Party A shall transfer it’s shares which it owned 1,500,000 shares of Yan’an Amorphous Alloy Transformer Co., Ltd. to Party B, Party A and Party B made this agreement as follows:

1.The portion of transfer shares
Party B shall purchase Party A’s shares which it owned RMB 1,500,000 of Yan’an Amorphous Alloy Transformer Co., Ltd.

2.The business transaction period and method of share transfer
The amount of transfer shares value RMB 1,090,000.
Upon the effective of this agreement within 15 days, Party B shall pay RMB1,090,000 to Party A.

3.Party A shall be responsible for the legality which it transferred the shares to Party B, and ensure the transfer action has been approved by the shareholders meeting of Yan’an Amorphous Alloy Transformer Co., Ltd.

4.After the shares have been transferred, Party B shall enjoy the shareholders’ equity of Yan’an Amorphous Alloy Transformer Co., Ltd. in 2005.

5. The responsibility for breaching the agreement
If Party B failed to pay the above payment in full based on term 2, it is overdue for one month, Party A has entitled to terminate this agreement and require Party B to pay the damages; If Party A failed to ensure the legality of transfer action based on term 3, Party B has entitled to terminate this agreement, and require Party A to pay the damages.

6. This agreement shall be effective after signed and sealed by Party A and Party B.

7. This agreement has 2 originals, each party holds 1 original, it has the same legal effect.
Party A ( signature and seal) :
Representative:

Party B (signature and seal):
Representative:

May 10, 2005